Exhibit 5

September 23, 2008

Level 3 Communications, Inc.

1025 Eldorado Blvd.

Broomfield, Colorado 80021

Ladies and Gentlemen:

I am the Executive Vice President and Chief Legal Officer of Level 3 Communications, Inc. (the “Company”), and am delivering this opinion in connection with the Registration Statement on Form S-3 (the “Registration Statement”) initially filed by the Company on September 23, 2008 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to 23,000,000 shares of the Company’s common stock, $0.01 par value per share, and such indeterminate number of shares, as specified in one or more supplements to this prospectus, that Merrill Lynch International (“MLI”) may acquire in the secondary market from time to time in connection with the Bond Hedge and Warrant Transactions (as defined in the Registration Statement) (the “Shares”).  The Shares are to be offered and sold by MLI from time to time as set forth in the Registration Statement, and any amendments or supplements thereto.

I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials and such other documents relating to the incorporation of the Company and to the authorization and issuance of the Shares, including the Registration Statement, and have made such investigations of law, as I have deemed necessary and advisable.  In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as copies.  In rendering the opinions expressed below, as to questions of fact material to such opinions I have relied upon certificates of public officials.

Based upon the foregoing and subject to the qualifications and limitations stated herein, I am of the opinion that:

1.             The Company is validly existing under the laws of the State of Delaware; and

2.             The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The foregoing opinions are subject to the following qualifications:

1.             The opinions expressed herein are given as of the date hereof, and I assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to my attention or any change in law that may hereafter occur or hereinafter become effective.

2.             I express no opinion as to the laws of any jurisdiction other than the Delaware General Corporation Law (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law).

3.             This opinion is limited to matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

4.             The opinions contained in this letter are furnished by me solely in my capacity as an officer of Level 3 Communications and not as an individual.

5.             The opinions contained in this letter are furnished by me solely for your benefit and they may not be relied upon, quoted from or delivered to any other person without my express, prior written consent.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to me under the caption “Legal Matters” in the prospectus included in the Registration Statement.  I do not admit by giving this consent that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

LEVEL 3 COMMUNICATIONS, INC.

/s/ Thomas C. Stortz, Esq.

Thomas C. Stortz, Esq.
Executive Vice President and Chief Legal Officer